Exhibit 4.12

Execution Version

24 June 2021

PAYSAFE GROUP LIMITED

(as the Chargor)

and

LUCID TRUSTEE SERVICES LIMITED

(as Security Agent)

____________________________________

SECURITY AGREEMENT

______________________________________

99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

CONTENTS

Clause Page

1.	INTERPRETATION	1
2.	limited recourse	8
3.	CHARGING PROVISIONS	8
4.	FURTHER ASSURANCE	8
5.	NEGATIVE PLEDGE	9
6.	REPRESENTATIONS AND WARRANTIES	9
7.	PROTECTION OF SECURITY	10
8.	Rights of the Chargor	11
9.	Undertakings	11
10.	CONTINUING SECURITY	12
11.	ENFORCEMENT OF SECURITY	12
12.	RECEIVERS	14
13.	APPLICATION OF PROCEEDS	16
14.	PROTECTION OF Security Agent AND RECEIVER	17
15.	POWER OF ATTORNEY	17
16.	PROTECTION FOR THIRD PARTIES	18
17.	REINSTATEMENT AND RELEASE	18
18.	CURRENCY CLAUSES	21
19.	SET-OFF	22
20.	REDEMPTION OF PRIOR Security	22
21.	NOTICES	22
22.	CHANGES TO PARTIES	22
23.	MISCELLANEOUS	23
24.	GOVERNING LAW AND JURISDICTION	23

i

Schedule 1 SHARES	25

ii

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THIS SECURITY AGREEMENT (this “Security Agreement”) is made on 24 June 2021

BETWEEN:

(1) PAYSAFE GROUP LIMITED, a company incorporated in the Isle of Man with registration number 016104V and having its registered office at 3rd Floor, Queen Victoria House, 41-43 Victoria Street, Douglas, IM1 2LF, Isle of Man (the “Chargor”); and

(2) LUCID TRUSTEE SERVICES LIMITED as security agent for itself and the other Secured Parties (the “Security Agent”).

IT IS AGREED AS FOLLOWS:

1. INTERPRETATION

1.1 Definitions

In this Security Agreement:

“Acceleration Event” has the meaning given to that term in the Intercreditor Agreement, other than a Senior Parent Notes Acceleration Event and/or a Permitted Parent Financing Acceleration Event (except to the extent such Senior Parent Notes Acceleration Event arises in respect of Senior Parent Notes Liabilities secured by Shared Security (as defined in the Intercreditor Agreement)) or an Acceleration Event in respect of an Event of Default under clause 28.1 (Financial covenant) of the Senior Facilities Agreement in respect of which a Financial Covenant Cross-Default has not occurred and is not continuing).

“Agreed Security Principles” has the meaning given to that term in the Intercreditor Agreement.

“Capital Requirement” means the minimum amount of regulatory capital (however described) each Regulated Entity is required to maintain pursuant to any applicable law, licensing condition or regulation (including, without limitation, pursuant to or in connection with the Isle of Man Financial Services Rule Book 2016, the Payment Services Regulations 2009, the Payment Services Regulations 2017, the Swiss Financial Market Infrastructure Act and/or the Mauritius Financial Services Act 2007), as amended and/or replaced from time to time, or the views, guidance or interpretation of any Relevant Regulator.

“CFC” means a “controlled foreign corporation” (as defined in Section 957(a) of the United States Internal Revenue Code of 1986 (as amended)).

“Charged Property” means the assets and undertakings, charged or otherwise secured or expressed to be charged or otherwise secured in favour of the Security Agent by this Security Agreement.

“Company” means Paysafe Holdings UK Limited, a company incorporated in England and Wales with registration number 03202517 and having its registered office at Floor 27, 25 Canada Square, London, England, E14 5LQ.

“Effective Time” has the meaning given to it in the Pay-Off Letter.

“Excluded Asset” means, in relation to the Chargor:

(a) any Restricted Assets and any Settlement Assets;

(b) any assets in respect of which the granting of security under the Security Agreement, in the good faith judgment of the directors of the Parent, could materially increase a Capital Requirement, or materially adversely affect the solvency capital requirements, of the Group (or any Group Company) pursuant to any applicable law or regulation applicable to such Group Company;

(c) any assets located in any jurisdiction that is not a Security Jurisdiction;

(d) any interest in any third party minority interest, partnership or joint venture;

(e) any equity interests of a CFC, FSHCO, or any subsidiary of a CFC or FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO) in excess of 65% of the total voting equity interests and 100% of the total non-voting equity interests of such CFC or FSHCO that, in each case, are directly or indirectly owned by the Chargor;

(f) any assets of a CFC, FSHCO or a subsidiary of a CFC or FSHCO that, in each case, are directly or indirectly owned by the Chargor;

(g) any interest in any subsidiary or any other asset if the granting of security under this Security Agreement would result in material adverse US tax consequences to any Group Company that is organised or tax resident in the United States, as reasonably determined by the Parent in accordance with the Agreed Security Principles;

(h) any asset, business or entity acquired by Parent or any Restricted Subsidiary in respect of which there are third party arrangements in place (where those third party arrangements were not entered into in contemplation of that acquisition) as a result of which the consent of a third party is required for that acquired entity to provide a guarantee or to secure any acquired asset, such guarantee and/or security will not be required to be granted;

(i) any assets subject to third party arrangements which are permitted by the Senior Facilities Agreement and which prevent those assets from being charged, and any cash constituting regulatory capital or customer cash;

(j) any other asset in respect of which the granting of security under this Security Agreement would (i) conflict with the fiduciary duties of any Officer of any Group Company, (ii) contravene any legal, contractual or regulatory prohibition (provided that in respect of any contractual prohibition (x) if at least 15 Business Days prior to the date of this Security Agreement, the Security Agent (acting reasonably) determines that such asset is material in the context of the business of the Group and notifies the Chargor in writing that such consent should be sought, and (y) the Chargor is satisfied that such endeavours would not reasonably be expected to adversely impact relationships with third parties, the Parent shall use commercially reasonable endeavours to procure the relevant consents (not involving the payment of money or incurrence of any external expenses)) or (iii) result in a risk of personal or criminal liability on the part of any Officer; and

(k) any other assets where the cost of obtaining a security interest in, or perfection of a security interest in, such assets exceeds the practical benefit to the Secured Parties afforded thereby (as reasonably determined by the Parent and notified to the Security Agent).

“Final Discharge Date” has the meaning given to that term in the Intercreditor Agreement.

“FSHCO” means an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs or other FSHCOs.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Security Agreement and made between, among others, Paysafe Group Holdings II Limited as the Parent, Paysafe Group Holdings III Limited (formerly PI UK Holdco III Limited) as the Company and the Security Agent (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Non-Cash Consideration” means consideration in a form other than cash.

“Parties” means each of the parties to this Security Agreement from time to time.

“Pay-Off Letter” means the pay-off letter dated on or around the date of this Security Agreement between Credit Suisse AG, London Branch as agent and PI UK Holdco II Limited as the parent.

“Receiver” has the meaning given to that term in the Intercreditor Agreement.

“Regulated Entity” means each Group Company whose business activities are subject to licence, supervised or regulated by a Relevant Regulator.

“Related Rights” means, in relation to any Charged Property:

(a) all rights, powers, benefits, claims, contracts, warranties, remedies, covenants for title, security, guarantees or indemnities in respect of or appurtenant to all or any part of that Charged Property;

(b) all other assets and rights at any time receivable or distributable in respect of, or in exchange for, that Charged Property;

(c) any awards or judgments in favour of the Chargor;

(d) in the case of any contract, agreement or instrument, any interest in any of the foregoing whether or not the Chargor is party to that contract, agreement or instrument; and

(e) any other moneys paid or payable in respect of that Charged Property.

“Relevant Regulator” means the Central Bank of Ireland, the Isle of Man Financial Services Authority, the Swiss Financial Market Supervisory Authority (FINMA), the UK Financial Conduct Authority, the UK Payment Systems Regulator, the UK Competition and Markets Authority, the Financial Services Commission of Mauritius or any other entity, agency, governmental authority or person that has regulatory authority over the business or operations of any Group Company.

“Required Creditor Consent” means the Required Senior Consent (as defined in the Intercreditor Agreement).

“Restricted Asset” has the meaning given to that term in the Senior Facilities Agreement or any other similar or equivalent provision of any of the Secured Debt Documents.

“Secured Obligations” has the meaning given to that term in the Intercreditor Agreement.

“Security Jurisdiction” means each of the United Kingdom, the United States and the jurisdiction of incorporation of any Debtor.

“Senior Facilities Agreement” means the senior facilities agreement dated on or about the date of this Security Agreement between, among others, Paysafe Group Holdings II Limited as the Company, the Original Lenders (as defined therein) and the Security Agent.

“Settlement Assets” has the meaning given to that term in the Senior Facilities Agreement or any other similar or equivalent provision of any of the Secured Debt Documents.

“Shares” means all of the Chargor’s right, title and interest from time to time in and to all shares owned by it in the Company, including but not limited to the shares, if any, specified in Schedule 1 (Shares), warrants, options and other rights to subscribe for, purchase or otherwise acquire any shares and any other securities or investments deriving from any such shares or any rights attaching or relating to any such shares, but excluding (for the avoidance of doubt) any stock, share, debenture, loan stock, security, bond, option, warrant, interest in any investment fund or any comparable investment that constitutes an Excluded Asset or is subject to Security granted in favour of the Security Agent otherwise than pursuant to this Security Agreement.

“Tax Structure Memorandum” has the meaning given to that term in the Senior Facilities Agreement.

“Voting Event” means, in relation to the Shares, the service of a notice by the Security Agent (either specifying that Share or generally in relation to all or a designated class of Shares) on the Chargor upon or after the occurrence of an Acceleration Event which is continuing, specifying that control over the voting rights attaching to the Share or Shares specified in that notice are to pass to the Security Agent.

1.2 Construction

(a) Unless a contrary indication appears in this Security Agreement, the provisions of clause 1.2 (Construction) of the Intercreditor Agreement shall apply to this Security Agreement as if set out in full in this Security Agreement with references to “this Agreement” being treated as references to this Security Agreement and:

(i) an “amount” includes an amount of cash and an amount of Non-Cash Consideration;

(ii) “authorisation” or “consent” shall be construed as including any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

(iii) a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established;

(iv) an Acceleration Event is “continuing” if it has not been revoked or has not otherwise ceased to be continuing in accordance with the terms of the relevant Secured Debt Document;

(v) a “distribution” of or out of the assets of any Group Company, includes a distribution of cash and a distribution of Non-Cash Consideration;

(vi) “including” means including without limitation and “includes” and “included” shall be construed accordingly;

(vii) “law” includes any present or future common law, principles of equity and any constitution, decree, judgment, decision, legislation, statute, order, ordinance, regulation, by-law or other legislative measure in any jurisdiction or any present or future official directive, regulation, guideline, request, rule, code of practice, treaty or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is customary in accordance with the general practice of a person to whom the directive, regulation, guideline, request, rule, code of practice, treaty or requirement is intended to apply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii) “losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;

(ix) “permitted” shall be construed as including any circumstance, event, matter or thing which is not expressly prohibited;

(x) a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, consortium or partnership, joint venture or other entity (whether or not having separate legal personality) or any two or more of the foregoing;

(xi) “proceeds” of a disposal includes proceeds in cash and in Non-Cash Consideration;

(xii) “rights” includes all rights, title, benefits, powers, privileges, interests, claims, authorities, discretions, remedies, liberties, easements, quasi easements and appurtenances (in each case, of every kind, present, future and contingent); and

(xiii) “security” includes any mortgage, charge, pledge, lien, security assignment, hypothecation or trust arrangement for the purpose of providing security and any other encumbrance or security interest of any kind having the effect of securing any obligation of any person (including the deposit of moneys or property with a person with the intention of affording such person a right of lien, set-off, combination or counter-claim) and any other agreement or any other type of arrangement having a similar effect (including any flawed-asset or hold back arrangement) and “security interest” shall be construed accordingly.

(b) A reference in this Security Agreement to any stock, share, debenture, loan stock, option, securities, bond, warrant, coupon, interest in any investment fund or any other investment includes:

(i) all dividends, interest, coupons and other distributions paid or payable;

(ii) all stocks, shares, securities, rights, moneys, allotments, benefits and other assets accruing or offered at any time by way of redemption, substitution, conversion, exchange, bonus or preference, under option rights or otherwise;

(iii) any rights against any settlement or clearance system; and

(iv) any rights under any custodian or other agreement,

in each case, in respect of such stock, share, debenture, loan stock, securities, bond, warrant, coupon, interest in an investment fund or other investment.

(c) The fact that the details of any assets in the Schedules are incorrect or incomplete shall not affect the validity or enforceability of this Security Agreement in respect of the assets of the Chargor.

(d) Unless the context otherwise requires, a reference to Charged Property includes:

(i) any part of the Charged Property;

(ii) any proceeds of that Charged Property; and

(iii) any present and future assets of that type.

(e) Where this Security Agreement refers to any provision of any Secured Debt Document and that Secured Debt Document is amended in any manner that would result in that reference being incorrect, this Security Agreement shall be construed so as to refer to that provision as renumbered in the amended Secured Debt Document, unless the context requires otherwise.

1.3 Other references

(a) In this Security Agreement, unless a contrary intention appears, a reference to:

(i) any Secured Party, the Chargor or any other person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors in title, permitted assignees and transferees and in the case of the Security Agent, any person for the time being appointed as Security Agent in accordance with the Secured Debt Documents;

(ii) any Secured Debt Document or other agreement or instrument is to be construed as a reference to that agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced, including by way of any change to the purpose of, any extension of or increase of the facilities or other obligations or addition of new facilities or other obligations made available under them or accession or retirement of the parties to these agreements;

(iii) any clause or schedule is a reference to, respectively, a clause of and schedule to this Security Agreement and any reference to this Security Agreement includes its schedules; and

(iv) a provision of law is a reference to that provision as amended or re-enacted.

(b) The index to and the headings in this Security Agreement are inserted for convenience only and are to be ignored in construing this Security Agreement.

(c) Words importing the plural shall include the singular and vice versa.

1.4 Incorporation by reference

Unless the context otherwise requires or unless otherwise defined in this Security Agreement, words and expressions defined in the Intercreditor Agreement have the same meanings when used in this Security Agreement. In the event of any inconsistency or conflict between this Security Agreement on the one hand and the Senior Facilities Agreement or the Intercreditor Agreement on the other (to the fullest extent permitted by law), the provisions of the Senior Facilities Agreement or the Intercreditor Agreement (as applicable) shall prevail.

1.5 Miscellaneous

(a) Notwithstanding anything to the contrary in this Security Agreement (and without prejudice to the terms of the Intercreditor Agreement or any other Secured Debt Document in relation to the requirement for the Security Agent to enter into documentation in relation to this Security Agreement (including releases)), nothing in this Security Agreement shall (or shall be construed to) prohibit, restrict or obstruct any transaction, matter or other step (or the Chargor taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) this Security Agreement and the Security arising thereunder in each case if not prohibited by the Secured Debt Documents or where Required Creditor Consent has been obtained. The Security Agent shall promptly enter into such documentation and/or take such other action as is required by the Chargor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Security Agent entering into such documentation and/or taking such other action at the request of the Chargor pursuant to this paragraph (b) shall be for the account of the Chargor, in accordance with clause 20 (Costs and Expenses) of the Intercreditor Agreement.

(b) Except as otherwise expressly provided in Clause 16 (Protection for Third Parties) or elsewhere in this Security Agreement, the terms of this Security Agreement may be enforced only by a Party and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(c) Notwithstanding any term of this Security Agreement and subject to clause 25 (Consents, Amendments and Override) of the Intercreditor Agreement, no consent of a third party is required for any termination or amendment of this Security Agreement.

(d) The Parties intend that this document shall take effect as a deed, notwithstanding that any party may only execute this document under hand.

(e) All Security created pursuant to this Security Agreement is created over the present and future Charged Property of the Chargor.

(f) The Security Agent holds the benefit of this Security Agreement on trust for itself and each of the other Secured Parties from time to time on the terms of the Secured Debt Documents.

(g) The Security created pursuant to this Security Agreement by the Chargor is made with full title guarantee under the Law of Property (Miscellaneous Provisions) Act 1994.

(h) Notwithstanding any other provision of this Security Agreement, the Security constituted in relation to the trusts created by this Security Agreement and the exercise of any right or remedy by the Security Agent hereunder shall be subject to the Intercreditor Agreement.

1.6 Distinct Security

All Security created pursuant to this Security Agreement shall be construed as creating a separate and distinct Security over each relevant asset within any particular class of assets defined or referred to in this Security Agreement. The failure to create an effective Security, whether arising out of any provision of this Security Agreement or any act or omission by any person, over any one such asset shall not affect the nature or validity of the Security imposed on any other such asset, whether within that same class of assets or otherwise.

1.7 Nature of Obligations

Nothing in this Security Agreement is intended to make the Chargor liable as principal debtor, guarantor or otherwise, for any of the Secured Obligations.

2. limited recourse

(a) Notwithstanding any other provision of this Security Agreement or the Secured Debt Documents, the recourse of the Security Agent against the Chargor in respect of the Secured Obligations is limited to the rights of enforcement and recovery against the Charged Property charged by the Chargor under this Security Agreement and, accordingly, the Security Agent agrees that the total amount recoverable against the Chargor under this Security Agreement shall be limited to the proceeds received by the Security Agent after realising the Charged Property of the Chargor in accordance with this Security Agreement.

(b) No Secured Party:

(i) shall have any recourse to any assets of the Chargor other than the Charged Property of the Chargor;

(ii) may seek to recover from the Chargor any shortfall between the amount of the proceeds received by the Security Agent after realising the Charged Property of the Chargor in accordance with this Security Agreement and the Secured Obligations; or

(iii) may sue or commence, join or bring any action or proceeding against the Chargor or apply to have the Chargor wound up or made subject to insolvency proceedings in relation to any shortfall referred to in subparagraph (ii) above.

3. CHARGING PROVISIONS

3.1 Effective Time

Notwithstanding anything to the contrary in this Security Agreement, the Security constituted hereunder shall be granted pursuant to the provisions of this Security Agreement from and including the Effective Time, but not before.

3.2 Specific Security

Subject to Clause 3.3 (Property restricting charging), the Chargor, as continuing security for the payment of the Secured Obligations, charges in favour of the Security Agent with full title guarantee by way of first fixed charge all the Shares and all corresponding Related Rights from time to time owned by it or in which it has an interest.

3.3 Property restricting charging

For the avoidance of doubt, all and any Excluded Assets owned by the Chargor or in which the Chargor has any interest shall be excluded from the charge created by Clause 3.2 (Specific Security) and from the operation of Clause 4 (Further Assurance).

4. FURTHER ASSURANCE

(a) Subject to the Agreed Security Principles, the Chargor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i) to perfect the Security created or intended to be created under or evidenced by this Security Agreement (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Charged Property) or for the exercise of any rights, powers and remedies of the Security Agent or the Secured Parties provided by or pursuant to this Security Agreement or by law; and/or

(ii) after a Declared Default which is continuing, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Charged Property.

(b) Subject to the Agreed Security Principles, the Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to this Security Agreement.

(c) Notwithstanding anything set out to the contrary above, or in any other term of this Security Agreement, no Regulated Entity or other member of the Group will be required:

(i) to give a guarantee or grant Security where, in the good faith judgment of the directors of the Chargor, the creation of Security, the giving of a guarantee and/or otherwise becoming the Chargor under this Security Agreement could materially increase the regulatory capital requirements pursuant to any applicable law or regulation or the views, guidance or interpretation of the applicable law or regulation of any Relevant Regulator, or materially adversely affect the solvency capital requirements, of the Group (or any member thereof) pursuant to any applicable law or regulation applicable to such member of the Group, or where such guarantee or grant could cause the Group (or any member thereof) to breach any applicable law or regulation; or

(ii) to create Security over or otherwise encumber any Restricted Asset (including, without limitation, any bank accounts which contain or are reasonably likely to contain any Restricted Assets).

5. NEGATIVE PLEDGE

The Chargor shall not create or permit to subsist any Security over all or any part of the Charged Property except as permitted or not prohibited by the Secured Debt Documents or with the prior written consent of the Security Agent or to the extent Required Creditor Consent has been obtained.

6. REPRESENTATIONS AND WARRANTIES

6.1 General

The Chargor represents and warrants, as to itself, to the Security Agent as set out in this Clause 6 on the date of this Security Agreement.

6.2 Status

(a) It is duly incorporated (or, as the case may be, organised) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation).

(b) It has the power to own its material assets and carry on its business substantially as it is now being conducted, save to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3 Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a) its obligations under this Security Agreement are valid, legally binding and enforceable obligations; and

(b) (without limiting the generality of paragraph (a) above), this Security Agreement creates valid and effective security interests which this Security Agreement purports to make, ranking in accordance with the terms herein, in each case, to the extent that a failure to do so would have a Material Adverse Effect.

6.4 Non-conflict with other obligations

Subject to the Legal Reservations, the entry into and performance by it of, and the transactions contemplated by this Security Agreement do not contravene:

(a) any law or regulation applicable to it;

(b) its constitutional documents; or

(c) any agreement or instrument binding upon it or any of its assets,

to an extent which has or is reasonably likely to have a Material Adverse Effect.

6.5 Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Security Agreement and to carry out the transactions contemplated by this Security Agreement to the extent failure to do so would have a Material Adverse Effect.

6.6 Ownership

It is the sole legal and beneficial owner of the Charged Property over which it purports to grant Security under or pursuant to this Security Agreement.

7. PROTECTION OF SECURITY

7.1 Title documents

(a) The Chargor will deposit with the Security Agent (or as it shall direct):

(i) within 20 Business Days of the Effective Time (or, if the relevant Shares are acquired after the Effective Time, within 20 Business Days of the date of such acquisition) (or, in each case, such later date as the Security Agent may agree in its reasonable discretion) all stocks and share certificates and other documents of title relating to the Shares, subject in each case to the Agreed Security Principles, together with stock transfer forms executed in blank and left undated on the basis that the Security Agent shall be able to hold such documents of title and stock transfer forms until the Final Discharge Date and shall be entitled to complete, at any time upon or after the occurrence of an Acceleration Event which is continuing, under its power of attorney given in this Security Agreement, the stock transfer forms on behalf of the Chargor in favour of itself or such other person as it shall select; and

(ii) promptly, at any time upon or after the occurrence of an Acceleration Event which is continuing, all other documents relating to its Shares which the Security Agent reasonably requests in writing in accordance with the Agreed Security Principles.

(b) The Security Agent may retain any document delivered to it under this Clause 7.1 or otherwise until the Security created under this Security Agreement is released.

(c) Any document required to be delivered to the Security Agent under paragraph (a) above which is for any reason not so delivered or which is released by the Security Agent to the Chargor shall be held on trust by the Chargor for the Security Agent.

(d) If required or desirable to effect any transaction permitted or not prohibited under any Secured Debt Document (or in respect of which Required Creditor Consent has been obtained), the Security Agent shall, promptly upon written request by the Chargor, return any document previously delivered to it under paragraph (a) above to the Chargor, provided that any such document delivered to the Chargor shall be held on trust by the Chargor for the Security Agent.

(e) For the avoidance of doubt, nothing in paragraph (a) above shall require the Chargor to deposit stocks and share certificates or other documents of title relating to any Shares where such Shares are in dematerialised or uncertificated form.

8. Rights of the Chargor

Notwithstanding anything in this Security Agreement to the contrary, until an Acceleration Event has occurred which is continuing (or such later date as provided by this Security Agreement), the Chargor shall continue to have the sole right to:

(a) deal with any Charged Property (including making any disposal of or in relation thereto) and all contractual counterparties in respect thereof; and

(b) amend, waive or terminate (or allow to lapse) any rights, benefits and/or obligations in respect of Charged Property, in each case without reference to any Secured Party,

except as expressly prohibited by the Secured Debt Documents (save where Required Creditor Consent has been obtained).

9. Undertakings

The Chargor undertakes to the Security Agent in the terms of this Clause 9 from the date of this Security Agreement and until the Final Discharge Date.

9.1 Voting and distribution rights

(a) Prior to the occurrence of an Acceleration Event:

(i) the Chargor shall be entitled to receive, and retain all dividends, distributions and other monies paid on or derived from its Shares (whether held in certificated or uncertificated form); and

(ii) the Chargor shall be entitled to exercise or direct the exercise of all voting and other rights and powers attaching to its Shares in its sole and absolute discretion, provided that it shall not exercise any such voting rights or powers in a manner which would cause an Event of Default to occur.

(b) On or at any time after the occurrence of a Voting Event:

(i) the Security Agent (or its nominee) may exercise (or refrain from exercising) any voting rights, powers and other rights in respect of any Shares of the Chargor as it sees fit; and

(ii) the Chargor:

(A) shall comply or procure the compliance with any directions of the Security Agent (or its nominee) in respect of the exercise of those rights; and

(B) irrevocably appoints the Security Agent (or its nominee) as its proxy to exercise all voting rights in respect of its Shares with effect from the occurrence of that Voting Event to the extent that those Shares remain registered in its name.

(c) If, at any time, any Shares are registered in the name of the Security Agent or its nominee, the Security Agent will not be under any duty to ensure that any dividends, distributions or other monies payable in respect of those Shares are duly and promptly paid or received by it or its nominee, or to verify that the correct amounts are paid or received, or to take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise on or in respect of or in substitution for, any of those Shares.

10. CONTINUING SECURITY

10.1 Continuing Security

All Security constituted by this Security Agreement is a continuing security for the payment, discharge and performance of all of the Secured Obligations, shall extend to the ultimate balance of all sums payable under the Secured Debt Documents and shall remain in full force and effect until the Final Discharge Date. No part of the Security will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

10.2 Other Security

The Security constituted by this Security Agreement is to be in addition to and shall neither be merged in nor in any way exclude or prejudice or be affected by any other Security or other right which the Security Agent and/or any other Secured Party may now or after the date of this Security Agreement hold for any of the Secured Obligations, and this Security may be enforced against the Chargor without first having recourse to any other rights of the Security Agent or any other Secured Party.

11. ENFORCEMENT OF SECURITY

11.1 Timing and manner of enforcement

(a) Subject to the terms of the Intercreditor Agreement, the Security constituted by this Security Agreement shall become enforceable and the powers referred to in Clause 11.2 (Enforcement powers) shall become exercisable immediately upon or after the occurrence of an Acceleration Event which is continuing.

(b) Without prejudice to any other provision of this Security Agreement, any time after the Security created pursuant to this Security Agreement has become enforceable, the Security Agent may without notice to the Chargor enforce all or any part of that Security and exercise all or any of the powers, authorities and discretions conferred by the Secured Debt Documents including this Security Agreement or otherwise by law on mortgagees, chargees and Receivers (whether or not it has appointed a Receiver), in each case at the times, in the manner and on the terms it thinks fit or as otherwise directed in accordance with the terms of the Secured Debt Documents.

(c) No Secured Party shall be liable to the Chargor for any loss arising from the manner in which the Security Agent or any other Secured Party enforces or refrains from enforcing the Security constituted by this Security Agreement.

11.2 Enforcement powers

(a) The Secured Obligations shall be deemed to have become due and payable on the date of this Security Agreement in respect of the Chargor for the purposes of section 101 of the Law of Property Act 1925.

(b) The power of sale and other powers conferred by section 101 of the Law of Property Act 1925 (as varied and extended by this Security Agreement) and all other powers conferred on a mortgagee by law shall be deemed to arise immediately upon an Acceleration Event which is continuing.

(c) For the purposes of sections 99 and 100 of the Law of Property Act 1925, the expression “mortgagor” shall include any encumbrancer deriving title under the original mortgagor and section 99(18) of the Law of Property Act 1925 and section 100(12) of the Law of Property Act 1925 shall not apply.

11.3 Statutory powers

The powers conferred on mortgagees, receivers or administrative receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (as the case may be) shall apply to the Security created under this Security Agreement, unless they are expressly or impliedly excluded. If there is ambiguity or conflict between the powers contained in those Acts and those contained in this Security Agreement, those contained in this Security Agreement shall prevail.

11.4 Exercise of powers

All or any of the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Security Agreement, and all or any of the rights and powers conferred by this Security Agreement on a Receiver (whether expressly or impliedly), may be exercised by the Security Agent without further notice to the Chargor at any time upon or after the occurrence of an Acceleration Event which is continuing, irrespective of whether the Security Agent has taken possession or appointed a Receiver of the Charged Property.

11.5 Disapplication of statutory restrictions

The restriction on the consolidation of mortgages and on power of sale imposed by sections 93 and 103 respectively of the Law of Property Act 1925 shall not apply to the Security constituted by this Security Agreement.

11.6 Appropriation under the Financial Collateral Regulations

To the extent that any of the Charged Property constitute “financial collateral” and this Security Agreement and the obligations of the Chargor under it constitute a “security financial collateral arrangement” (in each case, as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “FCR Regulations”)), upon and after the Security created pursuant to this Security Agreement has become enforceable, the Security Agent or any Receiver shall have the benefit of all the rights of a collateral taker conferred upon it by the FCR Regulations, including the right to appropriate without notice to the Chargor (either on a single occasion or on multiple occasions) all or any part of that financial collateral in or towards discharge of the Secured Obligations and, for this purpose, the value of the financial collateral so appropriated shall be:

(a) in the case of cash, the face value at the time of appropriation; and

(b) in the case of any other financial collateral, the market price at the time of appropriation of that financial collateral determined by the Security Agent or any Receiver (as applicable) in a commercially reasonable manner (including by reference to a public index or independent valuation), as converted, where necessary, into the currency in which the liabilities under the Secured Debt Documents are denominated at a market rate of exchange prevailing at the time of appropriation selected by the Security Agent or any Receiver. The Parties agree that the methods of valuation set out in paragraphs (a) and (b) above are commercially reasonable methods of valuation for the purposes of the FCR Regulations.

12. RECEIVERS

12.1 Appointment of Receiver

(a) At any time upon or after the occurrence of an Acceleration Event which is continuing, or if so requested by the Chargor, the Security Agent may, by writing under hand signed by an officer or manager of the Security Agent, appoint any person (or persons) to be a Receiver of all or any part of the Charged Property (save to the extent prohibited by section 72A of the Insolvency Act 1986).

(b) Section 109(1) of the Law of Property Act 1925 shall not apply to this Security Agreement.

(c) If the Security Agent appoints more than one person as Receiver, the Security Agent may give those persons power to act either jointly or severally.

(d) Any Receiver may be appointed Receiver of all of the Charged Property or Receiver of a part of the Charged Property specified in the appointment. In the case of an appointment in respect of a part of the Charged Property, the rights conferred on a Receiver as set out in Clause 12.2 (Powers of Receiver) shall have effect as though every reference in Clause 12.2 (Powers of Receiver) to the Charged Property were a reference to the part of the Charged Property so specified or any part of that Charged Property.

12.2 Powers of Receiver

Each Receiver appointed under this Security Agreement shall have (subject to any limitations or restrictions which the Security Agent may incorporate in the deed or instrument appointing it) all the powers conferred from time to time on receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (each of which is deemed incorporated in this Security Agreement), so that the powers set out in Schedule 1 to the Insolvency Act 1986 shall extend to every Receiver, whether or not an administrative receiver. In addition, notwithstanding any liquidation of the Chargor, each Receiver shall have the following rights, powers and discretions:

(a) all the rights conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on any receiver appointed under the Law of Property Act 1925;

(b) all the rights expressed to be conferred upon the Security Agent in this Security Agreement and all the rights to release the Charged Property from the Security conferred upon the Security Agent in the Secured Debt Documents;

(c) to take immediate possession of, get in and collect any Charged Property and to require payment to it or to the Security Agent of any monetary claims or credit balance on any Account;

(d) to bring, prosecute, enforce, defend and abandon any action, suit and proceedings in relation to any Charged Property or any business of the Chargor;

(e) to give a valid receipt for any moneys and execute any assurance or thing which may be necessary or desirable for realising any Charged Property;

(f) to exercise all voting and other rights attaching to the Shares and stocks, shares and other securities owned by the Chargor and comprised in the Charged Property, but only following a written notification from either the Receiver or the Security Agent to the Chargor stating that the Security Agent shall exercise all voting rights in respect of the Shares and stocks, shares and other securities owned by the Chargor and comprised in the Charged Property;

(g) to redeem any prior Security on or relating to the Charged Property and settle and pass the accounts of the person entitled to that prior Security, so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(h) to exercise in relation to any Charged Property all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Charged Property; and

(i) to do all other acts and things (including signing and executing all documents and deeds) as the Receiver considers to be incidental or conducive to any of the matters or powers in this Clause 12.2, or otherwise incidental or conducive to the preservation, improvement or realisation of the Charged Property, and use the name of the Chargor for all such purposes, and in each case may use the name of the Chargor and exercise the relevant power in any manner which he may think fit.

12.3 Receiver as Agent

(a) Any Receiver shall be the agent of the Chargor for all purposes and accordingly shall be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925.

(b) The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for any liabilities incurred by a Receiver.

12.4 Removal of Receiver

The Security Agent may by notice remove from time to time any Receiver appointed by it (subject to the provisions of section 45 of the Insolvency Act 1986 in the case of an administrative receivership) and, whenever it may deem appropriate, appoint a new Receiver in the place of any Receiver whose appointment has terminated, for whatever reason.

12.5 Remuneration of Receiver

The Security Agent may (subject to section 36 of the Insolvency Act 1986) reasonably determine the remuneration of any Receiver appointed by it and any maximum rate imposed by any law

(including under section 109(6) of the Law of Property Act 1925) shall not apply to this Security Agreement and may direct payment of such remuneration out of moneys accruing to him as Receiver, but the Chargor alone shall be liable for the payment of such remuneration and for all other reasonable costs, charges, losses, liabilities and expenses of the Receiver.

12.6 Several Receivers

If at any time there is more than one Receiver, each Receiver may separately exercise all of the powers conferred by this Security Agreement (unless the deed or instrument appointing such Receiver states otherwise).

13. APPLICATION OF PROCEEDS

13.1 Order of application

All moneys and other proceeds or assets received or recovered by the Security Agent or any Receiver pursuant to this Security Agreement or the powers conferred by it shall be applied in the order and manner specified in the Intercreditor Agreement.

13.2 Section 109 Law of Property Act 1925

Sections 109(6) of the Law of Property Act 1925 shall not apply to a Receiver appointed under this Security Agreement.

13.3 Application against Secured Obligations

Subject to Clause 13.1 (Order of application) above, any moneys or other value received or realised by the Security Agent from the Chargor or a Receiver under this Security Agreement may be applied by the Security Agent to any item of account or liability or transaction forming part of the Secured Obligations to which they may be applicable in any order or manner which the Security Agent may determine.

13.4 Suspense account

At any time upon or after the occurrence of an Acceleration Event which is continuing, until the Final Discharge Date, the Security Agent may place and keep (for such time as it shall determine) any money received, recovered or realised pursuant to this Security Agreement or on account of the Chargor’s liability in respect of the Secured Obligations in an interest bearing separate suspense account (to the credit of either the Chargor or the Security Agent as the Security Agent shall think fit) and the Receiver may retain the same for the period which he and the Security Agent consider expedient without having any obligation to apply all or any part of that money in or towards discharge of such Secured Obligations.

14. PROTECTION OF Security Agent AND RECEIVER

14.1 Possession of Charged Property

If the Security Agent or the Receiver enters into possession of the Charged Property, it will not be liable to account as mortgagee in possession by reason of viewing or repairing any of the present or future Charged Property of the Chargor and may at any time at its discretion go out of such possession.

14.2 Waiver of defences

Clause 24.4 (Waiver of defences) of the Intercreditor Agreement is incorporated mutatis mutandis into this Security Agreement (including all capitalised terms as defined therein) but as if each reference therein to:

(a) a “Debtor” is a reference to the Chargor; and

(b) a “Debt Document” is a reference to a Secured Debt Document.

14.3 Security Agent

The provisions set out in clause 17 (The Security Agent) of the Intercreditor Agreement shall govern the rights, duties and obligations of the Security Agent under this Security Agreement.

14.4 Cumulative powers

The powers which this Security Agreement confers on the Security Agent, the other Secured Parties and any Receiver appointed under this Security Agreement are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as the relevant person thinks appropriate. The Security Agent, the other Secured Parties or the Receiver may, in connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever. The respective powers of the Security Agent, the other Secured Parties and the Receiver will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

15. POWER OF ATTORNEY

(a) The Chargor, by way of security, irrevocably and severally appoints the Security Agent, each Receiver and any person nominated for the purpose by the Security Agent or any Receiver (in writing and signed by an officer of the Security Agent or Receiver) as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed at any time upon or after the occurrence of an Acceleration Event which is continuing and in such manner as the attorney considers fit:

(i) to do anything which the Chargor is obliged to do under this Security Agreement (including to do all such acts or execute all such documents, assignments, transfers, mortgages, charges, notices, instructions, filings and registrations as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s))); and

(ii) to exercise any of the rights conferred on the Security Agent, any Receiver or any delegate in relation to (i) the Security granted pursuant to this Agreement, (ii) any Secured Debt Document or (iii) under any law.

(b) The power of attorney conferred on the Security Agent and each Receiver pursuant to paragraph (a) above shall continue notwithstanding the exercise by the Security Agent or any Receiver of any right of appropriation pursuant to Clause 11.6 (Appropriation under the Financial Collateral Regulations).

(c) The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the proper exercise of the power of attorney granted by it in this Clause 15.

16. PROTECTION FOR THIRD PARTIES

16.1 No obligation to enquire

No purchaser from, or other person dealing with, the Security Agent or any Receiver (or their agents) shall be obliged or concerned to enquire:

(a) whether the right of the Security Agent or any Receiver to exercise any of the powers conferred by this Security Agreement has arisen or become exercisable or as to the propriety or validity of the proper exercise of any such power;

(b) whether any consents, regulations, restrictions or directions relating to such powers have been obtained or complied with;

(c) whether the Security Agent, any Receiver or its agents is acting within such powers;

(d) as to the propriety or validity of acts purporting or intended to be in exercise of any such powers;

(e) whether any of the Secured Obligations remain outstanding and/or are due and payable or be concerned with notice to the contrary and the title and position of such a purchaser or other person shall not be impeachable by reference to any of those matters; or

(f) as to the application of any money paid to the Security Agent, any Receiver or its agents,

and any such person who is not a party to this Security Agreement may rely on this Clause 16.1 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

16.2 Receipt conclusive

The receipt of the Security Agent or any Receiver shall be an absolute and a conclusive discharge to a purchaser, and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Security Agent or any Receiver.

17. REINSTATEMENT AND RELEASE

17.1 Amounts avoided

(a) If any payment by the Chargor or any discharge, arrangement or release given by a Secured Party (whether in respect of the obligations of any Debtor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(i) the liability of the Chargor and the relevant security shall continue as if the payment, discharge, release, avoidance or reduction had not occurred; and

(ii) the relevant Secured Party shall be entitled to recover the value or amount of that security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

(b) The Security Agent may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

17.2 Discharge conditional

Any settlement or discharge between the Chargor and any Secured Party shall be conditional upon no security or payment to that Secured Party by the Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of that Secured Party under this Security Agreement) that Secured Party shall be entitled to recover from the Chargor the value which that Secured Party has placed on that security or the amount of any such payment as if that settlement or discharge had not occurred.

17.3 Covenant to release

(a) Subject to paragraphs (b) and (c) below, on the Final Discharge Date, the Security Agent and each Secured Party shall, at the request and cost of the Chargor:

(i) promptly take any and all action which the Chargor reasonably requests and/or which may be necessary to release, reassign or discharge (as appropriate) the Charged Property from the Security constituted by this Security Agreement; and

(ii) promptly take all other actions and steps contemplated by the Intercreditor Agreement in relation to the release of any Security contemplated by this Security Agreement, or any other steps, confirmations or actions in relation to this Security Agreement.

(b) Notwithstanding anything to the contrary in this Security Agreement, to the extent contemplated by the Intercreditor Agreement or any other Secured Debt Document (or to the extent agreed between the Security Agent and the Chargor), the Security Agent and each Secured Party shall, at the request and cost of the Chargor, take any and all action which is necessary to release the Charged Property from the Security constituted by this Security Agreement in accordance with the terms of the Intercreditor Agreement.

(c) Notwithstanding anything to the contrary in this Security Agreement, on the date of any disposal of any of the Charged Property, as contemplated in the Tax Structure Memorandum (or in order to facilitate any of the intermediate steps or actions necessary to implement the steps, circumstances, payments or transactions described therein), the Security Agent (on behalf of itself and the Secured Parties and is irrevocably authorised and instructed to do so without any consent, sanction, authority or further confirmation) hereby agrees that it:

(i) irrevocably and unconditionally:

(A) releases and discharges the Chargor from all present or future, actual or contingent liabilities, obligations, guarantees and security created, evidenced or conferred by, and all claims, actions, suit, accounts and demands arising under this Security Agreement;

(B) reassigns and retransfers to the Chargor all rights, interest and title to the Charged Property; and

(C) relinquishes any and all rights effectively granted to it by the Chargor under any power of attorney or proxy, or submission to enforcement, pursuant to or in connection with this Security Agreement; and

(ii) shall promptly (at the request and cost of the Chargor) take any and all action which is necessary to release such Charged Property from the Security constituted by this Security Agreement.

17.4 Immediate recourse

(a) The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from or enforcing against the Chargor under this Security Agreement.

(b) The waiver in this Clause 17.4 applies irrespective of any law or any provision of a Secured Debt Document to the contrary.

17.5 Appropriations

Upon or after the occurrence of an Acceleration Event which is continuing and until the Final Discharge Date, each Secured Party (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it considers fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b) hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Security Agreement.

17.6 Deferral of the Chargor’s rights

(a) Until the Final Discharge Date and unless the Security Agent otherwise directs, the Chargor shall not exercise any rights which it may have to:

(i) be indemnified by any Obligor or surety or Group Company of any Debtor’s or the Chargor’s obligations under the Secured Debt Documents;

(ii) claim any contribution from any Obligor in respect of any Debtor’s obligations under the Secured Debt Documents;

(iii) take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Secured Debt Documents or of any other guarantee or security taken pursuant to, or in connection with, the Secured Debt Documents by any Secured Party;

(iv) bring legal or other proceedings for an order requiring any Obligor or the Chargor to make any payment, or perform any obligation, in respect of which the relevant Obligor or the Chargor had given a guarantee, undertaking or indemnity;

(v) exercise any right of set-off against a Debtor; and/or

(vi) claim or prove as a creditor of any Debtor in competition with any Secured Party.

(b) If the Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Chargor and Debtors under or in connection with the Secured Debt Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in accordance with the Intercreditor Agreement.

17.7 Security held by the Chargor

(a) The Chargor shall not, without the prior written consent of the Security Agent, hold or otherwise take the benefit of any Security from any other Debtor in respect of the Chargor’s liability under this Security Agreement.

(b) The Chargor shall hold any Security and the proceeds thereof held by it in breach of this Clause 17.7 on trust for the Security Agent and shall promptly pay or transfer those proceeds to the Security Agent or as the Security Agent may direct.

17.8 Additional security/non-merger

The Security created pursuant to this Security Agreement is in addition to, independent of and not in substitution for or derogation of, and shall not be merged into or in any way be excluded or prejudiced by, any other guarantees or Security at any time held by any Secured Party in respect of or in connection with any or all of the Secured Obligations or any other amount due by the Chargor to any Secured Party.

17.9 New accounts and ruling off

(a) Any Secured Party may open a new account in the name of the Chargor at any time after that Secured Party has received or is deemed to have received notice of any subsequent Security affecting any Charged Property (except as permitted by the Secured Debt Documents or where Required Creditor Consent has been obtained).

(b) If a Secured Party does not open a new account in the circumstances referred to in paragraph (a) above it shall nevertheless be deemed to have done so upon the occurrence of such circumstances, and all payments made by or on behalf of the Chargor to that Secured Party shall be credited or be treated as having been credited to the relevant new account.

(c) No moneys paid into any account (whether new or continuing) after the occurrence of the circumstances referred to in paragraph (a) above shall reduce or discharge the Secured Obligations.

18. CURRENCY CLAUSES

18.1 Conversion

All monies received or held by the Security Agent, or any Receiver, under this Security Agreement may be converted into any other currency which the Security Agent considers necessary to cover the obligations and liabilities comprised in the Secured Obligations in that other currency, at the Security Agent’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

18.2 No discharge

No payment to the Security Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor in respect of which it was made unless and until the Security Agent has received payment in full in the currency in which the obligation or liability is payable or, if the currency of payment is not specified, was incurred. To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Security Agent shall have a further separate cause of action against the Chargor and shall be entitled to enforce the Security constituted by this Security Agreement to recover the amount of the shortfall.

19. SET-OFF

19.1 Set-off rights

Upon or after the occurrence of an Acceleration Event which is continuing, the Security Agent may set off any matured obligation due from the Chargor under the Secured Debt Documents (to the extent beneficially owned by the Security Agent) against any matured obligation owed by the Security Agent to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Security Agent may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

19.2 Unliquidated claims

If, at any time upon or after the occurrence of an Acceleration Event which is continuing, the relevant obligation or liability is unliquidated or unascertained, the Secured Party may set-off the amount which it estimates (in good faith) will be the final amount of that obligation or liability once it becomes liquidated or ascertained.

20. REDEMPTION OF PRIOR Security

The Security Agent or any Receiver may, at any time upon or after the occurrence of an Acceleration Event which is continuing, redeem any prior Security on or relating to any of the Charged Property or procure the transfer of that Security to itself, and may settle and pass the accounts of any person entitled to that prior Security. Any account so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor. The Chargor will on demand pay to the Security Agent all principal monies and interest and all losses incidental to any such redemption or transfer.

21. NOTICES

Any communication to be made under or in connection with this Security Agreement shall be made in accordance with clause 23 (Notices) of the Intercreditor Agreement.

22. CHANGES TO PARTIES

22.1 Assignment by the Security Agent

The Security Agent may at any time assign or otherwise transfer all or any part of its rights under this Security Agreement in accordance with the Secured Debt Documents.

22.2 Assignment by the Chargor

The Chargor may not assign or transfer, or attempt to assign or transfer, any of its rights or obligations under this Security Agreement.

22.3 Changes to Parties

The Chargor authorises and agrees to changes to parties under clause 20 (Changes to the Parties) of the Intercreditor Agreement, and authorises the Security Agent to execute on its behalf any document required to effect the necessary transfer of rights or obligations contemplated by those provisions.

23. MISCELLANEOUS

23.1 Certificates conclusive

A certificate or determination of the Security Agent or any Receiver under this Security Agreement will be conclusive evidence of the matters to which it relates and binding on the Chargor, except in the case of manifest error.

23.2 Counterparts

This Security Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Security Agreement. Delivery of a counterpart of this Security Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

23.3 Invalidity of any provision

If any provision of this Security Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

23.4 Failure to execute

Failure by one or more Parties (“Non-Signatories”) to execute this Security Agreement on the date hereof will not invalidate the provisions of this Security Agreement as between the other Parties who do execute this Security Agreement. Such Non-Signatories may execute this Security Agreement on a subsequent date and will thereupon become bound by its provisions.

23.5 Amendments

Subject to the terms of the Intercreditor Agreement, any provision of this Security Agreement may be amended in writing by the Security Agent and the Chargor, and the Chargor irrevocably appoints the Parent as its agent for the purpose of agreeing and executing any amendment on its behalf.

24. GOVERNING LAW AND JURISDICTION

(a) This Security Agreement and any non-contractual claims arising out of or in connection with it shall be governed by and construed in accordance with English law.

(b) Subject to paragraph (c) below, the Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Security

Agreement, whether contractual or non-contractual (including a dispute regarding the existence, validity or termination of this Security Agreement) (a “Dispute”). The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c) The Chargor agrees that a judgment or order of any court referred to in this Clause 24 is conclusive and binding and may be enforced against it in the courts of any other jurisdiction.

IN WITNESS whereof this Security Agreement has been duly executed and delivered as a deed on the date first above written, and shall take effect as a deed notwithstanding the fact that some parties may have signed under hand.

Schedule 1

SHARES

Name of the Chargor	Name of company issuing shares	Number and class of shares
Paysafe Group Limited	Paysafe Holdings UK Limited	101,690,004 ordinary shares of EUR 1.00 each
881,500,000 preference shares of EUR 1.00 each
81,000,000 preference shares of USD 1.00 each

[Signature Page to Paysafe Security Agreement]

SIGNATORIES TO SECURITY AGREEMENT

THE CHARGOR

EXECUTED as a DEED on behalf of)

PAYSAFE GROUP LIMITED)

a company incorporated in the)

Isle of Man by)

Elliott Wiseman)

who in accordance with the laws of)

that territory is acting under the)

authority of the company) /s/ Elliott Wiseman

Director

[Signature Page to Paysafe Security Agreement]

THE SECURITY AGENT

EXECUTED as a DEED by
LUCID TRUSTEE SERVICES LIMITED acting by:

Caroline Horvath-Franco as Authorised Signatory: /s/ Caroline Horvath-Franco

Sean Rutter as Witness: /s/ Sean Rutter

[Signature Page to Paysafe Security Agreement]